UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):                     January 13, 2010
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-14303	36-3161171

(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of Principal Executive Offices)	(Zip Code)
(313) 758-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 — Regulation FD

Item 7.01	Regulation FD
AAM’’s Full Year 2009 update:
•	AAM’s full year sales in 2009 were approximately $1.5 billion.
•	AAM’s content-per-vehicle was $1,403 for the full year 2009. AAM’s content-per-vehicle is measured by the dollar value of its product sales supporting GM’s North American light truck and SUV programs and Chrysler’s Heavy Duty Dodge Ram pickup trucks.
•	AAM expects to report a profit in the fourth quarter of 2009.
•	AAM has filed a U.S. tax refund claim under the Worker, Homeownership, and Business Assistance Act of 2009. Applicable provisions of the Act allow AAM to carryback its 2008 net operating loss 5 years (from 2 previously) to 2003. AAM’s refund claim related to this special 5-year carryback election is $48.8 million.
AAM’s cash and liquidity update:
•	AAM expects to report positive free cash flow for the fourth quarter of 2009.
o	AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sales of equipment and dividends paid.
o	AAM believes free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess the ability to generate cash flow from business operations to repay debt and return capital to stockholders. Other companies may calculate free cash flow differently.
•	As of December 31, 2009, AAM had approximately $481 million of liquidity, consisting of available cash, short-term investments and committed borrowing capacity on AAM’s U.S. credit facilities, including the GM Second Lien Term Credit Facility. This compares to a committed liquidity position of approximately $370 million at September 30, 2009.
AAM’s capital spending update:
Full Year 2009:
•	AAM’s full year capital spending in 2009 was approximately $141 million.
Full Year 2010:
•	AAM expects full year capital spending in 2010 to approximate 4%-5% of sales.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions; our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with General Motors LLC (“GM”); reduced purchases of our products by GM, Chrysler LLC (“Chrysler”) or other customers; reduced demand for our customers’ products (particularly light trucks and sport utility vehicles (“SUVs”) produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers’ and suppliers’ availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; the impact on us and our customers of requirements imposed on, or actions taken by, our customers in response to the U.S. government’s ownership interest, the Troubled Asset Relief Program or similar programs; our ability to continue to achieve cost reductions through ongoing restructuring actions; additional restructuring actions that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’, our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to continue to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; currency rate fluctuations; our ability and our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy regulations); adverse changes in the political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Item 1A. Risk Factors” in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
Date: January 13, 2010	By:	/s/ Michael K. Simonte
Michael K. Simonte
Executive Vice President — Finance & Chief Financial Officer (also in the capacity of Chief Accounting Officer)